Exhibit 99.1

ANACOR AND GLAXOSMITHKLINE AMEND AND EXPAND R&D COLLABORATION

Anacor to receive $5 million upfront payment and up to an additional $11.3 million in proceeds by year end 2012

Palo Alto, CA — September 6, 2011 — Anacor Pharmaceuticals (NASDAQ:ANAC) announced today that it has amended and expanded its research and development collaboration with GlaxoSmithKline (GSK) to provide GSK the option to extend its rights around the bacterial enzyme target leucyl-tRNA synthetase (LeuRS), as well as to add new programs for tuberculosis (TB) and malaria using Anacor’s boron chemistry platform. As a result of the amendment, Anacor will receive a $5 million upfront payment as well as additional potential milestones and research funding of up to $11.3 million by year end 2012.  Anacor is also eligible to receive additional milestones and royalties on future sales of resulting products.

The original research and development collaboration was entered into in October 2007 for the discovery, development and worldwide commercialization of boron-based systemic anti-infectives against four discovery targets, including LeuRS.  As part of the current amendment, all rights to the other three original targets will revert to Anacor.

“We have had a productive relationship with GSK over the last four years and are pleased to expand our research efforts with them to include tuberculosis and malaria,” said David Perry, Chief Executive Officer of Anacor Pharmaceuticals.  “This amendment allows us to continue our work in neglected diseases and provides additional financial resources for our lead clinical programs.”

Extension of LeuRS Program

The amended agreement provides an option for GSK to expand its rights around the bacterial enzyme target LeuRS in return for a milestone payment ranging from $5.5 million to $6.5 million, depending upon the timing of such payment.  Any future work under the collaboration directed towards LeuRS will be funded by GSK through a collaborative research program under which Anacor and GSK would pursue additional drug candidates to candidate selection, following which, GSK would have the right to undertake further development and commercialization.  Anacor would be eligible for additional milestones and royalties on sales of resulting products.

New Tuberculosis Program

In addition, the amendment to the collaboration adds a new program for TB, under which GSK will fund Anacor’s TB research activities through to candidate selection.  Upon meeting candidate selection criteria, GSK will have the option to license TB compounds and would be responsible for all further development and commercialization.  Anacor would be eligible for additional milestones and royalties on sales of resulting products.

New Malaria Program

The amendment also includes the option for GSK to acquire rights to Anacor’s malaria program, focused on development of the lead compound, AN3661, currently being developed through a collaboration with Medicines for Malaria Venture (MMV).  Anacor and MMV will continue to conduct preclinical, Phase 1 and Phase 2 proof of concept studies for AN3661, and GSK will have the option to license the program on an exclusive worldwide basis upon AN3661 achieving Phase 2 proof of concept.  Upon exercise of this option, Anacor would receive $5 million, less $1.7 million which will be paid to MMV as reimbursement for previously received funding and which will be reinvested in future anti-malarial research.  Anacor would also be eligible for additional milestones and royalties on sales of resulting products.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform. Anacor has five compounds in clinical development, all of which were internally discovered, including its three lead programs: AN2690, a topical antifungal for the treatment of onychomycosis; AN2728, a topical anti-inflammatory PDE-4 inhibitor for the treatment of psoriasis and atopic dermatitis; and GSK 2251052, or GSK ‘052 (formerly referred to as AN3365), a systemic antibiotic for the treatment of infections caused by Gram-negative bacteria, which has been licensed to GlaxoSmithKline under the companies’ research and development agreement. In addition, Anacor is developing AN2718 as a topical antifungal product candidate for the treatment of onychomycosis and skin fungal infections, and AN2898 as a topical anti-inflammatory product candidate for the treatment of psoriasis and atopic dermatitis.

Forward-Looking Statements

This press release contains forward-looking statements that relate to future events, including achieving candidate selection for a TB compound, the successful completion of preclinical, Phase 1 and human proof of concept studies for AN3661, development and commercialization of these compounds, and GSK opting to expand its rights around the target LeuRS.   These forward looking statements involve known and unknown risks, uncertainties and other factors that could cause timing, actual levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements, including risks related to enrollment and successful completion of our trials, risk of unforeseen side effects and risks related to regulatory approval of new drug candidates.   These statements reflect the views of Anacor as of the date of this press release with respect to future events and, except as required by law, it undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Contact:
DeDe Sheel

Investor Relations and Corporate Communications

dsheel@anacor.com

(650) 543-7575